Exhibit 10.1

SEVERANCE AGREEMENT AND RELEASE

This Severance Agreement and Release (“Agreement”) is made by and between Michael S. Bennett (“Employee”) and SolarWinds, Inc. and, its Board of Directors, its subsidiary, SolarWinds Worldwide, LLC and all other subsidiaries of SolarWinds Worldwide LLC (collectively referred to as “SolarWinds” or the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Employee was employed by SolarWinds and subsequently signed an Employment Agreement which became effective May 30, 2006;

WHEREAS, Employee is Executive Chairman of the Board of SolarWinds;

WHEREAS, Employee signed an Employee Proprietary Information Agreement (“EPIA”) with SolarWinds effective July 26, 2006 (the “Confidentiality Agreement”);

WHEREAS, SolarWinds and Employee entered into Stock Option Agreements, dated July 26, 2006, October 14, 2007, and April 23, 2009, granting Employee the option to purchase a total of 3,602,439 shares of SolarWinds’ common stock subject to the terms and conditions of the SolarWinds’ 2005 and 2008 Stock Option Plans and the July 26, 2006, November 14, 2007, and April 23, 2009 Stock Option Agreements (collectively the “Stock Agreements”);

WHEREAS, the Employee has retired from SolarWinds and its Board, and the Board of Directors of any of its subsidiaries, effective June 30, 2010 (the “Retirement Date”);

WHEREAS, SolarWinds and Employee wish to enter into a severance agreement effective on the Retirement Date;

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that SolarWinds and Employee may have against the other and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or Severance from SolarWinds;

NOW, THEREFORE, in consideration of the mutual promises made herein, SolarWinds and Employee hereby agree as follows:

COVENANTS

1. Consideration.

(a) Payment. In consideration of Employee’s execution of this Agreement and his fulfillment of its terms and conditions, and provided the Agreement is not revoked under paragraph 9, SolarWinds agrees to pay Employee (1) his base salary through June 30, 2010; (2)

$200,000.00 Dollars; and (3) his COBRA expenses as referenced in Section 4 payable in one payment. The payments required by subparagraphs (2) and (3) above shall be made on the later of July 15, 2010 and the date that is five business days after the Effective Date, as defined in Paragraph 31 below.

(b) General. Employee acknowledges that without this Agreement, he is otherwise not entitled to the consideration listed in this paragraph 1.

2. Stock. Employee shall be entitled to accelerated vesting of 75,000 of the remaining unvested non-statutory options of his November 14, 2007, stock option grant with an exercise price of $4.35 and accelerated vesting of 75,610 of the remaining unvested non-statutory options of his April 23, 2009, stock option grant with an exercise price of $10.00.

In addition to the foregoing accelerated options, Employee and Company acknowledge that, as of the Retirement Date, Employee otherwise will have 2,512,726 stock options vested and outstanding and no more as outlined below:

•	148,872 incentive stock options with an exercise price of $2.69

•	2,081,893 nonstatutory stock options with an exercise price of $2.69

•	193,750 nonstatutory stock options with an exercise price of $4.35

•	5,832 incentive stock options with an exercise price of $10.00

•	82,379 nonstatutory stock options with an exercise price of $10.00

The exercise of Employee’s vested options and shares shall continue to be governed by the terms and conditions of the SolarWinds’ Stock Option Agreements. It is expressly understood and agreed by the parties that Employee shall have until June 30, 2011, to exercise his outstanding options. Any options that remain outstanding will be forfeited on July 1, 2011. The Parties agree that SolarWinds will remove any restrictive legend that are required by law to be endorsed on Employee’s stock certificates when it is permissible to do so under the law. The Company will make commercially reasonable efforts to deliver such certificates including without limitation, instructing the Company’s transfer agent to cooperate with Executive in transferring shares of the Company’s common stock, and instructing the Company’s transfer agent to remove any restrictive legends with respect to the Company’s common stock when it is permissible to do so under the law.

3. Bonus. SolarWinds reaffirms its obligations under paragraph 2(b) of the Employment Agreement and agrees that Employee will receive the same bonus as Kevin Thompson receives for the period of April 1, 2010, through June 30, 2010 (the “Bonus Period”). SolarWinds will pay Employee his bonus for the Bonus Period, less applicable withholding as required by law, when the other executive bonuses are paid.

4. Benefits. Employee’s health insurance benefits shall cease on the last day of June, 2010, subject to Employee’s right to continue his health insurance under COBRA. Employee’s participation in all benefits and incidents of employment, including, but not limited to, vesting in stock options, and the accrual of bonuses, vacation, and paid time off, will cease as of the Retirement Date. SolarWinds shall reimburse employee for any difference between active employee rates and COBRA rates for medical and dental coverage through June 30, 2011, based on family coverage.

5. Indemnification/Insurance. Employee shall also be entitled to all Indemnification and Insurance rights pursuant to Section 7 of his Employment Agreement.

6. Payment of Salary and Receipt of All Benefits. Employee acknowledges and represents that, other than the consideration set forth in this Agreement, SolarWinds has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee other than his vested benefits and the additional benefits expressly provided herein.

7. Employee General Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by SolarWinds and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Employee, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

(a) any and all claims relating to or arising from Employee’s employment relationship with SolarWinds and the termination of that relationship;

(b) any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of SolarWinds, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d) any and all claims for violation of any federal, state, or municipal statute;

(e) any and all claims for violation of the federal or any state constitution;

(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

(h) any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement.

8. SolarWinds’ Release of Known Claims. SolarWinds, on its own behalf and on behalf of the Releasees, hereby and forever releases Employee and his respective heirs, family members, executors, agents, and assigns, from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to known matters only, that the Releasees may possess against the Employee arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation, (a) any and all claims relating to or arising from Employee’s employment relationship with SolarWinds and the termination of that relationship; (b) any and all claims for breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices, defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits; (c) any and all claims for violation of any federal, state, or municipal statute; and (d) any and all claims for attorneys’ fees and costs. This release does not prevent SolarWinds from the reporting, prosecuting, cooperating in the prosecution of any criminal act of Employee, if any. Employee acknowledges and agrees that the releases in this paragraph does not include any claims SolarWinds may have against Employee for a failure to comply with or breach of any provision in this Agreement.

9. Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following his execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to SolarWinds in less than the 21-day period identified above, Employee hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Employee acknowledges and understands that revocation must be accomplished by delivery of a written notification to Bryan A. Sims, 3711 South MoPac Expressway, Building Two, Austin Texas, 78746 prior to the Effective Date.

10. No Pending or Future Lawsuits. Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against SolarWinds or any of the other Releasees. Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against SolarWinds or any of the other Releasees.

11. Confidentiality. Employee agrees to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Severance Information”). Except as required by law, Employee may disclose Severance Information only to his immediate family members, the Court in any proceedings to enforce the terms of this Agreement, Employee’s counsel, and Employee’s accountant and any professional tax advisor to the extent that they need to know the Severance Information in order to provide advice on tax treatment or to prepare tax returns, and must prevent disclosure of any Severance Information to all other third parties. Employee agrees that he will not publicize, directly or indirectly, any Severance Information.

Employee acknowledges and agrees that the confidentiality of the Severance Information is of the essence. The Parties agree that if SolarWinds proves that Employee breached this Confidentiality provision, SolarWinds shall be entitled to an award of its costs spent enforcing this provision, including all reasonable attorneys’ fees associated with the enforcement action, without regard to whether SolarWinds can establish actual damages from Employee’s breach. Any such individual breach or disclosure shall not excuse Employee from his obligations hereunder, nor permit his to make additional disclosures. Employee warrants that he has not disclosed, orally or in writing, directly or indirectly, any of the Severance Information to any unauthorized party.

12. Trade Secrets and Confidential Information/SolarWinds Property. Employee reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of SolarWinds’ trade secrets and confidential and proprietary information, and non-solicitation of SolarWinds employees. Employee’s signature below constitutes his certification under penalty of perjury that, to the best of his knowledge, he has returned all documents and other items provided to Employee by SolarWinds, developed or obtained by Employee in connection with his employment with SolarWinds, or otherwise belonging to SolarWinds.

13. No Cooperation. Employee agrees not to act in any manner that might intentionally damage the business of SolarWinds. Employee further agrees that he will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless required by law. Employee agrees both to immediately notify SolarWinds upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that he cannot provide counsel or assistance.

14. Non-Disparagement. Employee agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. SolarWinds and, its officers and directors, so long as they are employed by Company or remain part of the Board of Directors of the Company, agree to refrain from any disparagement, defamation, libel, or slander of Employee, and agree to refrain from any tortious interference with the contracts and relationships of Employee.

15. Breach. Employee acknowledges and agrees that any material breach of this Agreement or of any provision of the Confidentiality Agreement shall entitle SolarWinds immediately to recover and/or cease providing the consideration provided to Employee under this Agreement, except as provided by law.

16. No Admission of Liability. Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee. No action taken by SolarWinds hereto, either previously or in connection with this Agreement, shall be deemed or construed to be: (a) an admission of the truth or falsity of any actual or potential claims, or (b) an acknowledgment or admission by SolarWinds of any fault or liability whatsoever to Employee or to any third party.

17. Covenant Not to Compete.

(a) Employee agrees for a period of one (1) year immediately following his Retirement from Solarwinds that Employee will not, either directly or indirectly, (i) serve as an advisor, agent, consultant, director, employee, officer, partner, proprietor or otherwise of, (ii) have any ownership interest in (except for passive ownership of one percent (1%) or less of any entity whose securities have been registered under the Securities Act of 1933, as amended, or Section 12 of the Securities Exchange Act of 1934, as amended) or (iii) participate in the organization, financing, operation, management or control of, any business in competition with SolarWinds’ business as conducted by SolarWinds during the course of his employment with SolarWinds. Employee acknowledges that the foregoing covenant shall cover his activities in every part of the Territory. “Territory” shall mean (i) all counties in the State of Texas, (ii) all other states of the United States of America and (iii) all other countries of the world; provided that, with respect to clauses (ii) and (iii), SolarWinds maintains non-trivial operations, facilities, or customers in such geographic area prior to the date of the termination of his relationship with SolarWinds.

(b) Employee acknowledges that his fulfillment of the obligations contained in this Agreement, including, but not limited to, his obligation not to use, except for the benefit of SolarWinds, or to disclose SolarWinds’ Confidential Information and his obligation not to compete contained in subsection (a) above, is necessary to protect SolarWinds’ Confidential Information and to preserve SolarWinds’ value and goodwill. Employee further acknowledges the time, geographic and scope limitations of his obligations under subsection (a) above are reasonable, especially in light of SolarWinds’ desire to protect its Confidential Information, and that he will not be precluded from gainful employment if he is obligated not to compete with SolarWinds during the period and within the Territory as described above.

(c) The covenants contained in subsection (a) above shall be construed as a series of separate covenants, one for each city, county and state of any geographic area in the Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in subsection (a) above. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event the provisions of subsection (a) above are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, then permitted by such law.

18. Non-Solicitation. Employee agrees that for a period of one (1) year immediately following the Retirement Date that the Employee will not, directly or through any other Person, (a) hire any employee of SolarWinds or any of its subsidiaries or seek to persuade any employee of SolarWinds or any of its subsidiaries to discontinue employment, (b) solicit or encourage any customer of SolarWinds or any of its subsidiaries or independent contractor providing services to SolarWinds or any of its subsidiaries to terminate or diminish its relationship with them or (c) seek to persuade any customer or active prospective customer of SolarWinds or any of its subsidiaries to conduct with anyone else any business or activity that such customer or prospective customer conducts or could be reasonably expected to conduct with SolarWinds or any of its subsidiaries.

19. Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

20. ARBITRATION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN TRAVIS COUNTY, TEXAS BEFORE JAMS, PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”). THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH

TEXAS LAW, INCLUDING THE TEXAS CODE OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL TEXAS LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH TEXAS LAW, TEXAS LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

21. Tax Consequences. SolarWinds makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Employee or made on his behalf under the terms of this Agreement. Employee agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by SolarWinds and any penalties or assessments thereon. Employee further agrees to indemnify and hold SolarWinds harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against SolarWinds for any amounts claimed due on account of: (a) Employee’s failure to pay or SolarWinds’ failure to withhold, or Employee’s delayed payment of, federal or state taxes, or (b) damages sustained by SolarWinds by reason of any such claims, including attorneys’ fees and costs.

22. Section 409A. The foregoing provisions are intended to be exempt from or comply with the requirements of Code Section 409A and the final regulations and official guidance promulgated thereunder (“Section 409A”) so that none of the payments and benefits to be provided hereunder will be subject to the additional penalty tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. SolarWinds agrees to work together with the Employee in good faith to consider to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax, interest penalty or accelerated income recognition prior to actual payment to the Employee under Section 409A. Notwithstanding anything to the contrary in this Agreement, no severance payments or severance benefits payable to the Employee upon termination of employment, if any, when considered together with any other severance payments or benefits that are considered deferred compensation under Section 409A (“Deferred Compensation”) will be payable until the Employee has a “separation from service” within the meaning of Section 409A. Further, if at the time of the Employee’s termination of employment, the Employee is a “specified employee” within the meaning of Section 409A, payment of such Deferred Compensation will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that the Employee will receive payment on the first payroll date that occurs on or after the date that is six (6) months and one (1) day following the Employee’s termination of employment, or the Employee’s death, if earlier (the “Deferred Compensation Delayed Payment Date”).

23. Authority. SolarWinds represents and warrants that the undersigned has the authority to act on behalf of SolarWinds and to bind SolarWinds and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through his to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

24. No Representations. Employee represents that he has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee has not relied upon any representations or statements made by SolarWinds that are not specifically set forth in this Agreement.

25. No Waiver. The failure of SolarWinds to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms or conditions of this Agreement, shall not be construed thereafter as a waiver of any such terms or conditions. This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.

26. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

27. Attorneys’ Fees. In the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

28. Entire Agreement. This Agreement represents the entire agreement and understanding between SolarWinds and Employee concerning the subject matter of this Agreement and Employee’s employment with and Severance from SolarWinds and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with SolarWinds, with the exception of the Confidentiality Agreement and the Stock Agreements.

29. No Oral Modification. This Agreement may only be amended in a writing signed by Employee and SolarWinds’ Chief Executive Officer.

30. Governing Law. This Agreement shall be governed by the laws of the State of Texas, without regard for choice-of-law provisions. Employee consents to personal and exclusive jurisdiction and venue in the State of Texas.

31. Effective Date. Employee has seven (7) days after he signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).

32. Cooperation with SolarWinds. Employee agrees to cooperate, at the reasonable request of SolarWinds, in the defense and/or prosecution of any charges, claims, investigations (internal or external), administrative proceedings and/or lawsuits relating to matters occurring during Employee’s period of employment. SolarWinds agrees to pay Employee a reasonable fee commensurate with the required services for the time expended in the defense and prosecution of such matters.

33. Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

34. Voluntary Execution of Agreement. Employee understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of SolarWinds or any third party, with the full intent of releasing all of his claims against SolarWinds and any of the other Releasees. Employee acknowledges that:

(a)	he has read this Agreement;

(b)	he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel;

(c)	he understands the terms and consequences of this Agreement and of the releases it contains;

(d)	he is of sound mind, health and mental capacity to understand and comprehend this Agreement; and

(e)	he is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Michael Bennett, Individually and as the Managing Member of MSB Asset Management LP

/s/ Michael Bennett
MICHAEL BENNETT
Dated: June 30, 2010

SOLARWINDS, INC. AND SOLARWINDS WORLDWIDE, LLC

By:	Kevin B. Thompson
KEVIN B. THOMPSON
CHIEF EXECUTIVE OFFICER AND PRESIDENT
Dated: June 30, 2010